UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 15(d) of The Securities Exchange Act of 1934

May 18, 2005

TALLY-HO VENTURES, INC.
a Delaware corporation
518 Oak Street #2
Glendale, CA 91204
818-550-7886

Commission File Number: 333-104631

IRS Employer I.D. No.: 43-1988542

Item 4. Changes in Registrant’s Certifying Accountant.

On May 18, 2005, our principal accountants, HJ Associates & Consultants, resigned. Our former principal accountant’s reports on the financial statements since our inception did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles.

Our former principal accountant had prepared our year-ended December 31, 2004 audit, as well as reviewed our interim period financial statements for periods-ended June 30, 2004 and September 30, 2004.

There were no disagreements with our former principal accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former principal accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

A letter from our former principal accountant, pursuant to Item 304(a)(3) of Regulation S-B, is being filed as an attachment, concurrently with this Form 8-K.

Malone & Bailey, PC was re-engaged on May 20, 2005 as Tally-Ho Ventures, Inc.‘s principal accountant to audit the financial statements of Tally-Ho Ventures, Inc. The decision to change accountants was approved by the Board of Directors.

Malone & Bailey was previously engaged to audit Tally-Ho’s financial statements for the year ended December 31, 2003, and their audit report was dated March 10, 2004. Tally-Ho changed auditors from Malone & Bailey to HJ Associates and Consultants on June 23, 2004.

During the period from June 23, 2004 through the date hereof, neither Tally-Ho nor anyone on its behalf consulted with Malone & Bailey regarding either the application of accounting principles to a specified transaction, either completed or proposed, nor has Malone & Bailey provided to Tally-Ho a written report or oral advice regarding such principles or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with Tally-Ho’s former accountant.

Tally-Ho has requested Malone & Bailey review the disclosure in this report on Form 8-K and provided Malone & Bailey the opportunity to furnish Tally-Ho with a letter addressed to the Commission containing any new information, clarification of Tally-Ho’s expression of its views, or the respects in which Malone & Bailey does not agree with the statements made by Tally-Ho in this report. Malone & Bailey has advised Tally-Ho that no such letter need be issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2005	TALLY-HO VENTURES, INC. Registrant BY: /S/ Tal L. Kapelner —————————————— Tal L. Kapelner Chief Financial Officer